SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 12, 2009 (January 6, 2009)
Orbitz Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455

(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661

(Address of Principal Executive Offices)	(Zip Code)
(312) 894-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 6, 2009, Steven D. Barnhart resigned as President and Chief Executive Officer of Orbitz Worldwide, Inc. (the “Company”) and from the Board of Directors (the “Board”) of the Company. In addition, effective as of that date, the Board appointed Barney Harford President and Chief Executive Officer of the Company and appointed him to the Board, as a Class II director, to fill the vacancy on the Board created by the resignation of Mr. Barnhart.
     Prior to joining the Company, Mr. Harford, age 37, served in a variety of roles at Expedia, Inc. from 1999 to 2006. From 2004 to 2006, he served as President of Expedia Asia Pacific. Prior to 2004, Mr. Harford served as Senior Vice President of Air, Car & Private Label and led Expedia’s corporate development, strategic planning and investor relations functions. He joined Expedia in 1999 as a product planner. Mr. Harford currently serves on the board of directors of LiquidPlanner, Inc. and GlobalEnglish Corporation.
     In connection with Mr. Barnhart’s resignation, on January 6, 2009, the Company entered into a separation agreement with Mr. Barnhart that will provide him with certain severance benefits. Subject to the terms and conditions contained therein, the separation agreement provides that Mr. Barnhart will be entitled to the severance payments set forth in Sections 7(c)(iii)(B) and (C) of his employment agreement with the Company. In addition, as additional consideration for a release of claims from Mr. Barnhart, the Company has agreed to pay Mr. Barnhart a lump sum cash payment equal to $37,889.68 and to have him remain as an employee for transition purposes until April 6, 2009. The separation agreement also provides that the Company will provide Mr. Barnhart with outplacement benefits pursuant to Company policy.  Mr. Barnhart’s equity-based awards will vest as and to the extent provided for in the agreements and plan related to those awards through April 6, 2009.
     The foregoing description of the separation agreement is qualified in its entirety by the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.
     In connection with Mr. Harford’s aforementioned appointment, the Company and Mr. Harford entered in an employment agreement on January 6, 2009. The employment agreement sets forth the terms and conditions of Mr. Harford’s employment as the Company’s chief executive officer through January 6, 2013. The term of Mr. Harford’s employment will automatically extend for additional one-year periods, unless one party provides the other party with at least 180 days prior written notice. During the term, the Company has agreed to use reasonable best efforts to have Mr. Harford re-elected to the Board.
     Under the employment agreement, Mr. Harford will receive a minimum base salary at the annual rate of $625,000 during the first year of the term and $675,000 thereafter. Mr. Harford will be eligible for an annual bonus that has a target payment equal to 100% of his annual salary (and a maximum payment of 200% of his annual salary), subject to the terms and conditions of the Company’s annual bonus plan and further subject to the satisfaction of any performance goals, criteria or targets as may be established by the Board (or the Compensation

Committee thereof), provided that so long as Mr. Harford remains employed through June 30, 2009, Mr. Harford will be entitled to receive a bonus for fiscal year 2009 in an amount equal to at least his base salary earned through June 30, 2009. In addition, Mr. Harford will receive a cash stipend of $25,000 per month (for six months) to cover transitional expenses and is also eligible for reimbursement for reasonable moving expenses he and his family incur during their relocation to Chicago in accordance with the Company’s relocation policy. The Company has also agreed to pay Mr. Harford’s reasonable legal fees and expenses incurred in negotiating the employment agreement, and to the extent such payment is taxable to Mr. Harford, to provide him a full tax gross-up with respect to such payment and gross-up.
     Either party may terminate Mr. Harford’s employment at any time for any reason, provided that Mr. Harford provides 30 days written notice to the Company prior to his resignation. If Mr. Harford’s employment is terminated during the term of the employment agreement, he will be entitled to receive all amounts earned, including any annual bonus earned, but unpaid, as of the termination date. If the termination of employment is due to death or disability, he will also be entitled to receive a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs. If the termination of employment is by the Company without “Cause” or as a result of a “Constructive Termination” not in connection with a “Change in Control” (in each case, as such terms are defined in the employment agreement), Mr. Harford will also be entitled to receive, subject to his execution of a separation and release agreement, continued payment of his then-current base salary for a period of 24 months, a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs and COBRA continuation medical benefits for 12 months following the termination date. If the termination of employment is by the Company without Cause or as a result of a Constructive Termination in connection with or within 24 months following a Change in Control, or a Change in Control is consummated 90 days following such termination (and such termination was in contemplation of the Change in Control), Mr. Harford will also be entitled to receive, subject to his execution of a separation and release agreement, a lump sum cash payment equal to the sum of: 2 years of his then-current base salary, 2 years of his then-current target annual bonus and a pro rata portion of his target annual bonus through the termination date, and COBRA continuation medical benefits for 24 months following the termination date.
     Notwithstanding the foregoing severance provisions, if the Company is reacquired, directly or indirectly, by Travelport Limited (the “Reacquisition”) during the term of the employment agreement, Mr. Harford may elect to resign his employment with the Company (with such resignation to be effective during the 90 day period beginning on the first anniversary of the Reacquisition). In the event of such resignation, Mr. Harford will be entitled to receive (i) all amounts earned, including any annual bonus earned, but unpaid, as of the termination date; (ii) subject to his execution of a separation and release agreement, continued payment of his then-current base salary for a period of 12 months; and (iii) COBRA continuation medical benefits for 12 months following the termination date. If Mr. Harford’s employment is terminated by the Company without Cause or as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition) in connection with or within 12 months following the Reacquisition, or the Reacquisition occurs within 90 days following such termination (and such termination was in contemplation of the Reacquisition), then the Reacquisition will be treated as a Change in Control under the employment agreement and Mr. Harford will be entitled to the Change in Control payments set forth in the paragraph immediately above.

     The employment agreement also entitles Mr. Harford to receive a gross-up payment in the event that any severance benefits or payments he is entitled to receive in connection with a Change in Control or a Reacquisition are subject to excise tax (or in certain circumstances otherwise requires that the amount of such payments be reduced to the extent such reduction would eliminate the excise tax obligation).
     The employment agreement contains covenants regarding non-competition and non-solicitation that apply during Mr. Harford’s employment with the Company and generally for a period of one year following the date he ceases to be employed by the Company. The employment agreement also requires that Mr. Harford generally not disclose confidential information about the Company.
     The foregoing description of Mr. Harford’s employment agreement with the Company is qualified in its entirety by the copy thereof filed as Exhibit 10.2 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.
     In connection with his appointment, on January 6, 2009, Mr. Harford was granted a nonqualified stock option to purchase 3,015,682 shares of the Company’s common stock at an exercise price of $4.15 per share pursuant to the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended. The form of option award agreement is included in Exhibit 10.2 to this Current Report on Form 8-K.
Item 8.01 Other Events.
     On January 7, 2009, the Company announced that it would take further measures to lower its annual operating costs by approximately $20-25 million.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.

10.1	Separation Agreement, dated as of January 6, 2009, by and between Orbitz Worldwide, Inc. and Steven D. Barnhart.

10.2	Employment Agreement (including Form of Option Award Agreement), dated as of January 6, 2009, by and between Orbitz Worldwide, Inc. and Barnaby Harford.

99.1	Press Release dated January 7, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

January 12, 2009	By:	/s/ James P. Shaughnessy Name: James P. Shaughnessy
Title: SVP, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated as of January 6, 2009, by and between Orbitz Worldwide, Inc. and Steven D. Barnhart.

10.2	Employment Agreement (including Form of Option Award Agreement), dated as of January 6, 2009, by and between Orbitz Worldwide, Inc. and Barnaby Harford.

99.1	Press Release dated January 7, 2009.

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